Exhibit 99.1
KOMAG PRICES $220 MILLION PRIVATE PLACEMENT OF
2.125% CONVERTIBLE SUBORDINATED NOTES DUE 2014
SAN JOSE, Calif., March 22, 2007 — Komag, Incorporated (NASDAQ: KOMG) today announced the pricing of its offering of $220 million aggregate principal amount of 2.125% Convertible Subordinated Notes due 2014 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on March 28, 2007, subject to satisfaction of customary closing conditions. Komag also granted the initial purchasers of the notes a nine-day option to purchase up to an additional $30 million aggregate principal amount of notes, solely to cover over-allotments.
The notes will pay interest semiannually at a rate of 2.125% per year and will be subordinated to all present and future senior indebtedness of Komag, except that the notes will be pari passu with Komag’s existing 2.0% Convertible Subordinated Notes due 2024. The notes will be convertible into shares of Komag’s common stock based upon a base conversion rate of 17.2414 shares of common stock per $1,000 principal amount of the notes (which is equivalent to a base conversion price of approximately $58.00 per share), subject to adjustment upon the occurrence of certain events. This represents a conversion premium of approximately 77.0% relative to the last quoted bid price of Komag’s common stock on the Nasdaq Global Select Market on March 22, 2007. In addition, if at the time of conversion the applicable price of Komag’s common stock exceeds the base conversion price, holders will receive up to an additional 13.2836 shares of common stock per $1,000 principal amount of the notes, as determined pursuant to a specified formula.
Komag intends to use the net proceeds from the offering to pay the approximately $125 million purchase price for 3,815,000 shares of its outstanding common stock it has agreed to purchase in connection with this offering and to pay the redemption price of its 2.0% Convertible Subordinated Notes due 2024 to the extent not converted. Komag intends to use the remaining proceeds of this offering for general corporate purposes, which may include additional stock repurchases.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.